UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 28, 2011
Waters Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)
(508) 478-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Waters Corporation entered into a Credit Agreement dated as of July 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and J.P. Morgan Europe Limited, as London Agent (the “London Agent”). The obligations of Waters Corporation under the Credit Agreement are guaranteed by Waters Corporation’s domestic subsidiaries. The Credit Agreement provides for a five year unsecured $300 million term loan facility and a $700 million revolving facility, which includes both a letter of credit and a swingline subfacility. Waters Corporation may, on one or more occasions, request of the lender group that commitments be increased by an amount of not less than $25 million, up to an aggregate additional amount of $250 million. Existing lenders under the Credit Agreement are not obligated to increase commitments, and Waters Corporation can seek to bring in additional lenders. The term loan facility and the revolving facilities both mature on July 28, 2016, and require no scheduled prepayments before that date.
     On July 28, 2011 Waters Corporation borrowed $300 million under the term loan facility and $155 million under the revolving facility, for an aggregate of $455 million borrowed. Waters Corporation used $435 million of the proceeds of the term loan and the revolving borrowings to repay the outstanding amounts under its previous credit agreement, entered into January 11, 2007 with an original maturity date of January 11, 2012, by and among Waters Corporation, Waters Technologies Ireland Limited, certain financial institutions party thereto as lenders, JP Morgan Chase Bank, as administrative agent, and J.P. Morgan Europe Limited as London Agent (the “Previous Credit Agreement”). The Previous Credit Agreement provided for a $500 million term loan facility, a $350 million revolving facility, which included both a letter of credit and a swingline subfacility, and a $250 million revolving facility available in U.S. dollars or Euros. Waters Corporation terminated such agreement early on July 28, 2011, without penalty.
     The interest rates applicable to term loan and revolving loans under the Credit Agreement are, at Waters Corporation’s option, equal to either the base rate (which is the highest of (i) the prime rate, (ii) the federal funds rate plus 1/2%, or (iii) the 1 month LIBOR rate plus 1%) or the applicable 1, 2, 3, 6, 9 or 12 month LIBOR rate, in each case plus an interest rate margin based upon Waters Corporation’s leverage ratio, which can range between 0 to 20 basis points for base rate loans and between 85 basis points and 120 basis points for LIBOR rate loans. The facility fee on the Credit Agreement ranges between 15 basis points and 30 basis points. The Credit Agreement requires that Waters Corporation comply with an interest coverage ratio test of not less than 3.50:1, and a leverage ratio test of not more than 3.25:1, in each case for any period of four consecutive fiscal quarters, which requirements were the same as for the Previous Credit Agreement. In addition, the Credit Agreement includes negative covenants that are customary for investment grade credit facilities and are similar in nature to those contained in the Previous Credit Agreement. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, similar in nature to those in the Previous Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION
Dated: August 1, 2011	By:	/s/ John Ornell
		Name:	John Ornell
		Title:	Vice President, Finance and Administration and Chief Financial Officer